Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-136868, No. 333-183298, and No. 333-200037 on Form S-8 of Crown Crafts, Inc. of our report dated June 9, 2021, with respect to the consolidated financial statements and financial statement schedule II of Crown Crafts, Inc.

/s/ KPMG LLP

Baton Rouge, Louisiana

June 9, 2021